EXHIBIT 10.38

Bonus and Stay Agreement

This Confidential Settlement Agreement and General Release (the “Agreement” or “Settlement Agreement”) is made and entered into as of March 20, 2018 (the “Effective Date”) by and between Erin DeRuggiero (“DeRuggiero”), on the one hand, and Social Reality, Inc. (“SRAX” or the “Company”), on the other hand.

RECITALS

WHEREAS, DeRuggiero has been employed by SRAX as Co-Founder, Chief Innovations Officer pursuant to a certain initial Employment Agreement dated January 1, 2012, which was subsequently terminated and superseded by a revised Employment Agreement dated October 19, 2015 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides, among other things, for payment by SRAX to DeRuggiero of certain “Commission(s),” as defined therein;

WHEREAS, also in connection with her employment, DeRuggiero was granted, received and is the current owner of record of 514,667 shares of SRAX restricted stock (the “Stock”);

WHEREAS, SRAX is actively entertaining offers from potential buyers to sell its SRAXmd division, and seeks to maintain a relationship with DeRuggiero during this period to help facilitate a sale; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the Parties agree as follows:

AGREEMENT

1.

The Employment Agreement is hereby terminated and of no further force or effect, with the exception of: (i) certain remedies therein are subject to reinstatement pursuant to Paragraph 3 below; and (ii) the terms of the Confidentiality Agreement described in Paragraph 7 of the Employment Agreement and Exhibit A of the same shall survive and remain in effect pursuant to said paragraph’s terms.  DeRuggiero shall cooperate in good faith with SRAX to turn over or otherwise provide full access to all of DeRuggiero’s work product and other SRAX trade secrets which the Parties acknowledge and agree is and shall remain the sole and exclusive property of SRAX.  DeRuggiero’s execution of this Agreement shall be deemed to be her voluntary resignation of her employment with SRAX.

2.

In place of the Employment Agreement, the Parties agree to execute a consulting agreement in the form annexed hereto as Exhibit 1 hereto (the “Consulting Agreement”) the term of which shall continue from the Effective Date up to and including May 31, 2018 (the “Consulting Term”).  The Consulting Agreement shall be executed by all Parties and become effective and enforceable concurrently with this Agreement.  The Parties may agree in writing to extend the Consulting Agreement for any period of time beyond the Consulting Term.

3.

During the Consulting Term, in the event that SRAX reaches a fully-executed written letter of intent or written term sheet with a buyer that contains terms that result in a sale of the SRAXmd business unit or substantially all of the assets thereof, and the sale closes within one-hundred and twenty (120) calendar days of the Effective Date of this Agreement (a “Sale”), the Parties shall become obligated to perform as follows (with SRAX agreeing to act in good faith with DeRuggiero in establishing the date of the closing of the Sale or timing for execution of a letter of intent, term sheet or similar document related thereto, and with the parties agreeing in good faith to negotiate with each other concerning reasonable extensions to these dates to accommodate any sale that the parties believe is reasonably likely to occur):

(i)

SRAX, on behalf of itself and its representatives, officers, directors, trustees, employees, agents, and any other persons acting for or in concert with any of them, hereby releases DeRuggiero (including her heirs, executors, administrators, agents, assigns and dependents) (the “DeRuggiero Releasees”) from any and all claims, in law or equity, which SRAX ever had or now has regarding any matter arising on or before the Effective Date, whether or not SRAX suspects or knows such claims exist.  The Parties intend SRAX’s release to be general and comprehensive in nature and to release all claims against the DeRuggiero Releasees to the maximum extent permitted by law;

(ii)

SRAX (or its assignee) shall purchase from DeRuggiero, and DeRuggiero shall sell to SRAX (or its assignee), all 514,667 shares of her restricted stock at a price of $5.80 per share for a total amount of two million nine-hundred eighty-five thousand sixty-eight dollars and sixty cents ($2,985,068.60), which amount shall be paid within ten (10) business days of the closing of a Sale and SRAX’s receipt of cash consideration at the closing of such Sale.  DeRuggiero shall present all stock certificates and any other necessary documentation required to facilitate the sale.  The Parties each acknowledge that they have valued and considered goodwill of the business as a component of the aforementioned sale price, as contemplated in section 16601 of the California Business & Professions Code;

(iii)

SRAX shall pay DeRuggiero an additional amount equivalent to five percent (5%) of the cash consideration paid by buyer as determined on the day SRAX actually receives said cash consideration, net of customary transaction fees and expenses (e.g., legal fees and banking fees expended in connection with the transaction), such amounts not to exceed $3,000,000.   The amount(s) due hereunder shall be paid within ten (10) business days of SRAX’s receipt of such cash consideration;

(iv)

SRAX shall pay DeRuggiero any unpaid 2018 Commission amounts for months that have been closed by SRAX from an accounting standpoint, as defined in the Consulting Agreement, and regardless of whether payments have been received by the applicable customer and thus fully earned by DeRuggiero as of the closing date of a Sale.

This amount shall be paid within ten (10) business days of the closing of a Sale and SRAX’s receipt of the cash consideration referred to in Paragraph 4(ii) above;

(v)

DeRuggiero agrees, for a period of one (1) year following closing of a Sale, not to obtain employment or perform services in a role involving media sales relating to healthcare professionals or the healthcare industry, and further agrees not to solicit individuals known to be employed by the buyer and/or the purchased SRAXmd business unit or otherwise solicit any of SRAX’s customers or vendors, provided, however, that such non-compete and non-solicit obligations shall only apply in the event that the before-tax amount received by DeRuggiero pursuant to 5(iii) above shall exceed three million dollars ($3,000,000); and

(vi)

DeRuggiero shall negotiate in good faith with the buyer of the SRAXmd business unit in connection with remaining as a consultant or employee for a period of time to be mutually agreed upon (which the Parties anticipate to be not less than one year).

4.

In the event that SRAX has failed to reach a fully-executed written letter of intent or written term sheet with a buyer that contains terms that would result in a Sale at the conclusion of the Consulting Term, or a closing of a Sale has not occurred within one hundred twenty (120) calendar days of the Effective Date, SRAX agrees to take such steps as necessary to facilitate the lawful removal of the “restricted” legend from the Stock and deliver the Stock to DeRuggiero within ten (10) business days of the applicable non-occurrence.  DeRuggiero acknowledges and agrees that she (and her ownership of the Stock) will still be subject to applicable state and federal securities laws and agrees to abide thereby (including, without limitation, not acting on any material non-public information related to SRAX or its stock).

5.

DeRuggiero represents that she has not filed any claim, action, proceeding or submission seeking damages or equitable relief for herself with a court, government agency or regulatory body which arises out of or relates in any manner to her employment by SRAX, other than as may be permitted under Paragraph 10, below.

6.

In consideration of the covenants undertaken herein by SRAX, and except for those obligations created by or arising out of the Agreement, DeRuggiero, on her own behalf and on behalf of her descendants, dependents, heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges SRAX and each of their predecessors, successors and assigns, parent, subsidiaries, divisions, and sister and affiliated corporations, past and present, as well as its and their respective trustees, directors, officers, shareholders, agents, attorneys, insurers, employees, independent contractors, and consultants, past and present, and each of them, including but not limited to, Chris Miglino, JP Hannan, Collen DiClaudio, Robert Jordan, Marc Savas, Malcolm CasSelle, and Kristoffer Nelson (hereinafter collectively referred to as the “SRAX RELEASEES”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, that DeRuggiero now owns or holds or has at any time heretofore owned or held as against said SRAX RELEASEES, including specifically but not exclusively and without limiting the generality of the foregoing any and all claims, demands, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by DeRuggiero:

(i)

Alleged, set forth, or arising out of or in any way connected with any transactions, occurrences, acts or omissions any claims that DeRuggiero may have related to her employment with SRAX, whether or not such claims arise under federal, state, or local constitution, law, ordinance, regulation, executive order, tort, contract (express, quasi or implied), public policy, common law, or any other source;

(ii)

Arising out of or in any way connected with any transactions, occurrences, acts or omissions set forth, or facts alleged, in any and all charges, complaints, claims or pleadings filed by DeRuggiero against any of the SRAX RELEASEES prior to the date hereof with any city, county, state or federal agency, commission office or tribunal whatsoever;

(iii)

Arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof, including specifically without limiting the generality of the foregoing, claims for retaliation or whistle blowing, negligent hiring, retention, or supervision, serious and willful misconduct; misclassification; discrimination in violation of Labor Code section 132a; wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, intentional or negligent infliction of emotional distress, unjust enrichment, all other claims for unlawful employment practices, and all claims for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, or any other fringe benefit; or

(iv)

Arising under any statute applicable to DeRuggiero’s employment, including specifically without limiting the generality of the foregoing, any claims under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Labor Code, the California Business and Professions Code, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act of 1990, the Family and Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, and all other state or federal statutes potentially applicable to DeRuggiero’s employment with SRAX.

Nothwithstanding the foregoing, the release provided by DeRuggiero hereunder shall not include or apply to any claims relating to SRAX’s obligations under this Settlement Agreement, the Consulting Agreement, any indemnification right from SRAX that DeRuggiero may have, or any rights that DeRuggiero may have under any SRAX benefit/retirement plan.

7.

DeRuggiero expressly acknowledges and agrees that, by entering into this Agreement, she is waiving any and all rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.  DeRuggiero further expressly acknowledges and agrees that:

(i)

In return for this Agreement, she will receive consideration beyond that which she was already entitled to receive before entering into this Agreement;

(ii)

She is hereby advised in writing by this Agreement to consult with her attorney before signing this Agreement;

(iii)

She was given a copy of this Agreement on March 20, 2018, and informed that she had twenty-one (21) days within which to consider the Agreement; and

(iv)

She was informed that she has seven (7) days following the date of execution of this Agreement in which to revoke the Agreement.

8.

Revocation Period.  DeRuggiero may revoke this Agreement in its entirety during the seven (7) calendar days following execution of the Agreement by DeRuggiero.  Any revocation of the Agreement must be in writing and hand delivered during the revocation period to SRAX’s attorney, Michael J. Studenka, at Newmeyer & Dillion LLP, 895 Dove Street, 5th Floor, Newport Beach, California.  This Agreement will become effective and enforceable on the eighth (8th) day following execution by DeRuggiero, unless it is revoked during the seven-day revocation period.

9.

California Civil Code Section 1542 Waiver.  It is a further condition of the consideration hereof and is the intention of the Parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand, and cause of action hereinabove specified and, in furtherance of this intention, the Parties hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties acknowledge that they may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Agreement and that, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nevertheless, the Parties hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Nothing in this paragraph is intended to limit the Parties’ right to enforce the terms of this Agreement or the Consulting Agreement.

10.

The release of claims do not extend to the Parties’ contractual right to enforce the terms of this Agreement or to any claims that may not be lawfully released.  In addition, the release of claims in Paragraph 8 shall be deemed void and of no effect, in its entirety, in the event SRAX breaches its obligations under Paragraphs 1, 4(i), 4(ii), 4(iii) and 4(iv) and 5 herein.  Additionally, the release of claims in Paragraph 4(i) shall be deemed void and of no effect, in its entirety, in the event DeRuggiero breaches her obligations under surviving provisions of the

Employment Agreement, Paragraphs 3, 4(v), 4(vi), 14 and/or 15 herein, or the Consulting Agreement.

11.

Nothing in this Agreement prevents DeRuggiero from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that by executing (and not revoking) this Agreement, DeRuggiero acknowledges that she is giving up her right to seek, and hereby waives, individual damages in connection with any legal proceedings with respect to any claim that has been lawfully released.  Nothing in this Agreement shall, or shall be construed to, limit DeRuggiero’s right, if any, under Section 7 of the National Labor Relations Act and/or other applicable laws to discuss the terms and conditions of her employment or to engage in protected concerted activity as defined by law.

12.

No Admissions.  Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding, whether or not the Parties are involved, as evidence of liability or wrongdoing by either party or by any releasee.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.  Such introduction shall be pursuant to an order protecting its confidentiality.

13.

Non-Disparagement.  DeRuggiero will refrain from making any representation or statement, whether written or oral, to any person or entity, including but not limited to customers of SRAX, which reflects any opinion, judgment, observation or representation which is intended to disparage or otherwise reflect negatively on SRAX, and/or its officers, directors, or employees including.  This provision shall not be interpreted as preventing DeRuggiero from responding truthfully to requests for information in a subpoena or other legal or administrative process.

14.

Confidentiality.  The Parties agree that the existence and the terms and conditions of this Agreement shall remain confidential as between them and, unless required by law, neither will disclose them to any other person, except to their respective legal and financial advisors, who shall first be advised of this confidentiality provision and shall agree to be bound by it.  Without limiting the generality of the foregoing, (a) none of the Parties will respond to or in any way participate in or contribute to any public discussion, notice, or other publicity concerning or in any way relating to existence or the terms and conditions of this Agreement; (b) DeRuggierro specifically agrees that she will not disclose information regarding this Agreement to any current or former employee or consultant of SRAX; (c) SRAX shall be entitled to inform its employees of the transition  of DeRuggiero’s employment with SRAX before DeRuggiero engages in any communications with any of SRAX’s employees relating thereto; (d) after SRAX has informed its employees of the termination of DeRuggiero’s employment with SRAX, DeRuggiero may only confirm to any SRAX employee DeRuggiero’s last date of employment with SRAX and that she is a consultant for SRAX during the Consulting Term (as that term is defined in the Consulting Agreement); and (e) DeRuggiero acknowledges that SRAX is a corporation that employs many individuals and that the use by executive management of SRAX of their respective best efforts to comply with the terms of Paragraph 15 shall constitute SRAX’S full compliance herewith.  This Agreement may be introduced in any proceeding to enforce the Agreement.  Such introduction shall be pursuant to a court order protecting its confidentiality.  DeRuggiero  and SRAX hereby agree that disclosure in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

15.

Inquiries by Subsequent Prospective Employers.  DeRuggiero will direct any request for verification of her employment to Chris Miglino, CEO of SRAX.  If Mr. Miglino receives any inquiry regarding DeRuggiero from a subsequent prospective employer, he will confirm her dates of employment and job titles.  Mr. Miglino will release salary information regarding DeRuggiero only with her express written authorization or when required by law.  No other information will be provided, unless required by law.

16.

This Agreement and the Consulting Agreement constitute the entire agreement between the Parties and supersede and replace all prior negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter thereof.  This Agreement cannot be altered except in a writing signed by the Parties.  The Parties acknowledge that each party has cooperated in the drafting and preparation of this Agreement, that they entered into this Agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement which are not expressly contained herein.

17.

The Parties agree that this Agreement shall be governed and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law or where the Parties are located at the time a dispute arises.  Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration pursuant to Exhibit B to the Consulting Agreement.

18.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.

SOCIAL REALITY, INC.:

____________________________

By: _______________________________

Erin DeRuggiero

Name:

Title:

____________________________

__________________________________

Date

Date

ACKNOWLEDGEMENT

I, ERIN DERUGGERIO, hereby acknowledge that I was given twenty-one (21) days to consider the foregoing Agreement and voluntarily chose to sign the on the date indicated above.  I was provided this agreement on May __, 2018.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ____ day of ____________, 2018, at COUNTY: ________, STATE: ________________.

___________________________________
ERIN DERUGGERIO

EXHBIT 1 – CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Consulting Agreement”), dated as of March 21, 2018, is hereby entered into by and between Social Reality, Inc. (“SRAX” or the “Company”), a Delaware corporation, and Erin DeRuggiero (“Consultant”), an individual residing at 4502 Beard Ave South, Minneapolis, MN 55410.

RECITALS

WHEREAS, the Company and Consultant are parties to that certain Employment Agreement dated as of October 19, 2015 (the “Employment Agreement”);

WHEREAS, the Company and Consultant desire to terminate the Employment Agreement and enter into a consulting arrangement upon the terms and conditions set forth herein, pursuant to which Consultant will be retained by the Company as an outside consultant; and

WHEREAS, the Company and Consultant are parties to a certain Confidential Settlement Agreement and General Release (the “Settlement Agreement”), which provides for certain additional obligations on the part of Consultant and the Company to each other;

NOW, THEREFORE, the Company and Consultant hereby agree as follows:

1.

Term.  The term of this Consulting Agreement shall commence as of March 21, 2018, and shall expire at 6:00 p.m. EST on May 31, 2018 (the “Term”).

2.

Duties.  The Consultant shall have the title of Co-Founder, Special Projects, or similar title.  The Consultant’s duties shall include, among other things, (a) assisting the Company with efforts to explore a potential sale of the SRAXmd business unit (“SRAXmd”), including, among other things, interfacing with potential purchasers of SRAXmd and facilitating information about SRAXmd to potential purchasers, and (b) continuing her regular sales, marketing and other duties that she has been performing under the terms of the Employment Agreement.  The duties and responsibilities of Consultant may be adjusted by the Company in its reasonable discretion including, without limitation, revising to whom she reports as her superior within the Company.

3.

Compensation. For all services rendered by Consultant in any capacity required hereunder during the Term, Consultant shall be compensated as follows:

(a)

Consulting Fee.  The Company shall pay Consultant a fixed consulting fee (“Fee”) at a rate of $90,000 per annum, equating to $22,500 for the Term.  The Fee shall be paid bi-weekly.  This Fee shall be reported to state and federal taxing authorities using Form 1099.

(b)

Commissions.  In addition to the Fee, the Company shall pay Consultant a commission (the “Commission”) at the rate of fifteen percent (15%) of the Net profit of SRAXmd for any media buys that have been contracted from January 1, 2018 through the end of the Term based on 2018 insertion orders.  “Net” shall be defined as the revenue for SRAXmd, less any and all expenses associated to SRAXmd as determined by the Company in its absolute discretion.  The Commission shall be paid on a monthly basis upon receipt of payment from the applicable customer, but shall be adjusted on a quarterly basis should SRAXmd experience a Net loss in any given period.  In the event SRAXmd experiences a Net loss, the amount of any such loss shall be deducted from the calculation of Net in future period(s) prior to the calculation of any Commission.  Commissions for each period shall be paid upon receipt of revenue from customers and for months that have been closed from an accounting standpoint.  Consultant’s agreement to the foregoing is without prejudice to rights she may have under the Settlement Agreement, if any, with respect to contesting the Company’s calculations of Net revenue.  If Consultant receives commissions pursuant to Paragraph 4(iv) of the Settlement Agreement, then she shall not be entitled to further Commissions under this Section 3(b).  For the avoidance of doubt, Consultant shall not be entitled to duplicate commission payments pursuant to Paragraph 4(iv) of the Settlement Agreement and this Section 3(b).

(c)

Determination of Amounts of Commission.  The amounts of any Commission, if any, that Consultant is entitled to receive shall be determined by the Company based upon its consolidated financial statements prepared in accordance with U.S. generally-accepted accounting principles, consistently applied.

4.

Travel and Business Expenses.  Consultant may be required by the Company to travel in connection with performing her duties hereunder.  The Company agrees to provide Consultant with at least seventy-two (72) hours’ advance written notice of any such required travel, unless exigent circumstances require a shorter notice period.  The Company shall pay Consultant for all necessary expenses reasonably incurred by Consultant in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to Consultant’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Company may from time to time reasonably establish for its employees (including but not limited to prior approval of extraordinary expenses).  With the exception of travel expenses, Consultant agrees to obtain prior written approval from the Company before incurring any single out-of-pocket expense in connection with the Consultant’s performance of her duties and obligations under this Consulting Agreement in excess of $2,500.00 (or such higher limit as permitted by the Employer’s Chief Executive Officer).

5.

Termination.  This Consulting Agreement shall terminate at the earlier of (i) the end of the Term; or (ii) upon closing of a sale of SRAXmd.  The termination date specified in any notice of termination shall be referred to herein as the “Termination Date.”

(a)

Accrued Obligations.  In the event this Consulting Agreement is terminated for any reason, Consultant shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) payment of the Consultant’s unpaid Fee through the Termination Date, payable upon the next regular bi-weekly pay date following the Termination Date (or such earlier date as may be required by applicable law); (ii) payment of any earned but unpaid Commission under section 3(b), payable in accordance therewith; (iii) expenses reimbursable under Section 4 incurred on or prior to the Termination Date, but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall be paid on the Company’s next regular payroll date that occurs after the Termination Date (or as soon thereafter as administratively practicable; and (iv) any unpaid compensation or consideration due under the Settlement Agreement (the foregoing payments and benefits collectively referred to herein as “Accrued Obligations”).

(b)

Death of Consultant.  In the event of the death of the Consultant during the term of this Consulting Agreement, the Accrued Obligations shall be payable to Consultant’s estate or designated beneficiary(ies).

(c)

No Mitigation.  In no event shall Consultant be obligated to seek other sources of income or take any other action by way of mitigation of the amounts payable to the Consultant under any of the provisions of this Consulting Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Consultant as a result of subsequent sources of income.

6.

Nature of Relationship.  For purposes of the Federal Insurance Contributions (“FICA”), the Federal Unemployment Contributions Act, the collection of State and Federal Income Tax at source of wages, and each State’s Workers Compensation Act, the relationship between the Company and Consultant is that of a company and an independent contractor.  As such:

(a)

The Company will not withhold any monies for any Federal, State, or local taxing authorities from any Fee or Commission earned by Consultant pursuant to this Consulting Agreement;

(b)

The Company agrees that Consultant may perform services for other companies and entities during the Term, subject to certain limited and contingent non-competition obligations set forth in Paragraph 5(v) of the Settlement Agreement.

7.

Assignments of Developments; Works for Hire.  If at any time or times during the Term, Consultant shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that results from tasks assigned to Consultant by the Company, such Developments and the benefits thereof shall immediately become and/or be considered as the sole and absolute property of the Company and its assigns as a work for hire, and the Consultant shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assigns any rights Consultant may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Company. Upon disclosure of each Development to the Company, Consultant will, during the Term and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a)

to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)

to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection

In the event the Company is unable, after reasonable effort, to secure the Consultant’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Consultant’s physical or mental incapacity or for any other reason whatsoever, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney-in-fact, to act for and on her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Consultant.

8.

Confidentiality.  Consultant shall execute, and abide by the terms of, the confidentiality/non-disclosure agreement in the form annexed hereto as Exhibit A (the “Confidentiality Agreement”), the terms of which are incorporated herein.

9.

Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows (unless otherwise previously specified in writing):

(a)

To the Company:

Social Reality, Inc.

456 Eaton Street

Los Angeles, C.A. 90013

Attention: Christopher Miglino, Chief Executive Officer

(b)

To Consultant:

Harris, St. Laurent & Chaudhry LLP

40 Wall Street, 53rd Floor

New York, N.Y. 10005

Attention: Jonathan Harris, Esq. and Yonaton Aronoff, Esq.

10.

Binding Agreement; No Assignment.  This Consulting Agreement shall be binding upon, and shall inure to the benefit of, the Consultant, the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Consulting Agreement is personal to the Consultant and may not be assigned by the Consultant without the prior written consent of the Company’s Board, as evidenced by a resolution of the Board.  Any attempted assignment in violation of this Section 9 shall be null and void.

11.

Governing Law; Consent to Jurisdiction; Arbitration.  This Agreement, and all matters arising directly or indirectly from this Consulting Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to the choice of law provisions thereof.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Orange County, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In the event either party institutes arbitration under this Agreement, the party prevailing in any such arbitration shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration.  The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc..

12.

Entire Agreement.  This Consulting Agreement, including all Exhibits hereto, along with the Settlement Agreement, shall constitute the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between them with respect to such matters, including without limitation, any “employment” or similar agreements (whether written, oral or implied) between the Company and Consultant (including the Employment Agreement).  Notwithstanding anything in this Consulting Agreement to the contrary, Consultant shall have no liability to the Company or any other person or entity (and all such liability is hereby irrevocably waived, discharged and released, which such waiver, discharge and release are a material inducement to Consultant for entering into this Agreement) whatsoever of any kind for any consequential, special, punitive or other similar damages, whether foreseeable, known to Consultant, or even if Consultant was advised thereof.

13.

Amendments.  This Consulting Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

14.

Survivorship.  The provisions of Sections 5 through 14, as well as Exhibits A and B hereto, shall survive the termination of this Consulting Agreement.

15.

Counterparts.  This Consulting Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WHITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its dully authorized officer and Consultant has signed this Consulting Agreement, all as of the first date written above.

SOCIAL REALITY, INC.

By: _____________________________

Christopher Miglino

Chief Executive Officer

CONSULTANT:

By: _____________________________

Erin DeRuggiero